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                                                                   Exhibit 10-20

                     FIRST AMENDMENT TO SEVERANCE AGREEMENT



         This FIRST AMENDMENT TO SEVERANCE AGREEMENT (this "Amendment") is executed by DAVID L. REDMOND ("Executive") and PHARMACY MANAGEMENT SERVICES, INC. (the "Company"), a Florida corporation, to amend the Severance Agreement dated August 1, 1993, between Executive and the Company (the "Severance Agreement"). Executive and the Company agree as follows:

1. Defined Terms. Unless expressly defined in this Amendment, the capitalized terms used in this Amendment have the definitions attributed to them in the Severance Agreement, and the definitions of those terms in the Severance Agreement are incorporated by reference in this Amendment.

         Section 1 of the Severance Agreement is amended to add the following definition:

         "Code" means the Internal Revenue Code of 1986, as amended.

2. Excise Tax Indemnification. The Severance Agreement is amended to add the following paragraph to the end of section 4:

                 The Company shall indemnify and hold harmless Executive from the following (the "Indemnified Tax Liability"): (a) any excise tax imposed by section 4999 of the Code on any payment in the nature of compensation to (or for the benefit of) Executive from the Company (or any successor in interest) that constitutes an "excess parachute payment" under section 280G of the Code, including indemnity payments pursuant to this paragraph, and whether paid pursuant to this or any other agreement or constituting property transfers pursuant to stock options and other employee benefits that vest upon a change in the ownership or effective control of the Company; and (b) from all estimated state and federal income tax imposed on all indemnity payments to Executive pursuant to the indemnification provisions of this paragraph (based on the highest marginal tax rate). If any payments (including any property transfers) by the Company in the nature of compensation to (or for the benefit of) Executive will constitute an "excess parachute payment" under section 280G(b) of the Code, the Company shall pay to Executive, on demand, a cash sum in an amount sufficient (on grossed-up basis), to hold Executive harmless from the Indemnified Tax Liability, so the amounts received by Executive will not be diminished by an excise tax imposed under section 4999 of the Code or by any federal income tax payable in respect of the indemnity payments received by Executive pursuant to this paragraph.

3. Continued Effectiveness; Effective Date. Except as amended by this Amendment, the Severance Agreement continues in full force and effect. This Amendment will become effective when executed by Executive and the Company.


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EXECUTED: February 16, 1995, in Tampa, Florida

WITNESS:                                      PHARMACY MANAGEMENT
                                                  SERVICES, INC.


By: /s/ Judith R. Littlefield                  By: /s/ Cecil S. Harrell (SEAL)
    -----------------------------                  ----------------------------
By: /s/ R. Gayle Miller                                 Cecil S. Harrell
    -----------------------------                   Chairman of the Board and
                                                     Chief Executive Officer




By: /s/ Janette L. Barr                        By: /s/ David L. Redmond
    -----------------------------                  ----------------------------
By: /s/ Christina Scalice                              David L. Redmond
    -----------------------------
       (As to Mr Redmond)


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